As filed with the Securities and Exchange Commission on August 26, 2005

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAUREATE EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1492296
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Fleet Street Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

LAUREATE EDUCATION, INC. 2005 STOCK INCENTIVE PLAN

LAUREATE EDUCATION, INC. 2003 STOCK INCENTIVE PLAN

LAUREATE EDUCATION, INC. 1998 STOCK INCENTIVE PLAN

(Full title of plan)

(Name, address and telephone number of agent for service)	(Copy to:)
Robert W. Zentz	Richard C. Tilghman, Esquire
Laureate Education, Inc.	DLA Piper Rudnick Gray Cary US LLP
1001 Fleet Street	6225 Smith Avenue
Baltimore, Maryland 21202	Baltimore, Maryland 21209-3600
(410) 843-8043	(410) 580-3000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
2005 Stock Incentive Plan	105,000	$46.38	(1)	$4,869,900	(1)	$573.19	(1)
Common Stock, $0.01 par value	1,145,000	$43.07	(1)	$49,315,150	(1)	$5,804.39	(1)
2003 Stock Incentive Plan	401,899	$26.18	(2)	$10,521,715.82	(2)	$1,238.41	(2)
Common Stock, $0.01 par value	98,101	$43.07	(2)	$4,225,210.07		$497.31	(2)
1998 Stock Incentive Plan	1,250,000	$12.75	(3)	$15,937,500	(3)	$1,875.84	(3)
Total	3,000,000			$84,869,475.89		$9,989.14

(1)                               Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h).  The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee, as to 105,0009 shares subject to outstanding but unexercised options under the 2005 Stock Incentive Plan, are computed on the basis of the weighted average exercise price of $46.38, and as to the remaining 1,145,000 shares under the 2005 Stock Incentive Plan, are based on the average of the high and low prices of Laureate Education, Inc. Common Stock reported on the Nasdaq National Market on August 22, 2005 (i.e. $43.07).

(2)                               Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h).  The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee, as to 401,899 shares subject to outstanding but unexercised options under the 2003 Stock Incentive Plan, are computed on the basis of the weighted average exercise price of $26.18, and as to the remaining 98,101 shares under the 2003 Stock Incentive Plan, are based on the average of the high and low prices of Laureate Education, Inc. Common Stock reported on the Nasdaq National Market on August 22, 2003 (i.e. $43.07).

(3)                                  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h).  The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee, as to 1,250,000 shares subject to outstanding but unexercised options under the 1998 Stock Incentive Plan, are computed on the basis of the weighted average exercise price of $ 12.75.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)                                 All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)                                  Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this Registration Statement.  Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

On October 6, 2004, it was determined that, in connection with certain income tax compliance services, affiliates of Ernst & Young LLP held business and individual tax related funds of approximately

$21,000 and made payment of such funds to the applicable tax authority in respect of an expatriate employee of one of our subsidiaries, as well as its representative office, in Beijing, China.  The Chairman of the Audit Committee of our Board of Directors was informed of the impact of these events on the independence of our external auditor, Ernst & Young LLP.  These actions by affiliates of Ernst & Young LLP have been discontinued.  Custody of the assets of an audit client is not permitted under the auditor independence rules in Regulation S-X of the SEC.  The Audit Committee and Ernst & Young LLP have considered the impact that the holding and paying of these funds may have had on Ernst & Young LLP’s independence and have concluded that there has been no impairment of Ernst & Young LLP’s independence.  In making this determination, the Audit Committee considered the de minimis amount of funds involved, the ministerial nature of the actions, and that the subsidiary involved was immaterial to our consolidated financial statements.

The financial statements of Chancery Software, Ltd. for the years ended September 30, 2002 and 2001 incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Laureate Education, Inc. for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 6.    Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 2-418, including circumstances in which indemnification is otherwise discretionary. Section 2-418 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. Accordingly, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

EXHIBIT NUMBER	DESCRIPTION

4.1	Articles of Amendment and Restatement of the Charter (incorporated by reference from Exhibits to the Registrant’s Registration Statement on Form S-1 (Registration No. 33-69558))

4.2	Amended and Restated By-Laws dated September 27, 1996 (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996)

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.3	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)

99.1	Laureate Education, Inc. 2005 Stock Incentive Plan ((incorporated by reference from Exhibits to the Registrant’s DEF 14A Definitive Proxy Statement filed May 2, 2005)

99.2	Laureate Education, Inc. 2003 Stock Incentive Plan (filed herewith)

99.3	Non-Qualified Employee Stock Option Agreement pursuant to the Laureate Education, Inc. 2003 Stock Incentive Plan (filed herewith)

99.4	Restricted Stock Agreement pursuant to the Laureate Education, Inc. 1998 Stock Incentive Plan (filed herewith) 2003

99.5	Non-Qualified Employee Stock Option Agreement pursuant to the Laureate Education, Inc. 1998 Stock Incentive Plan (filed herewith)

99.6	Restricted Stock Agreement pursuant to the Laureate Education, Inc. 1998 Stock Incentive Plan (filed herewith)

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the 26 day of August,  2005.

LAUREATE EDUCATION, INC.

By:	/s/ Douglas L. Becker
Douglas L. Becker
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas L. Becker	Chairman and Chief Executive Officer	August 26, 2005
Douglas L. Becker	(Principal Executive Officer)

/s/ Sean R. Creamer	Senior Vice President and Chief Financial Officer	August 26, 2005
Sean R. Creamer	(Principal Accounting and Financial Officer)

A majority of the Board of Directors:

Douglas L. Becker, Wolf H. Hengst, R. Christopher Hoehn-Saric, James H. McGuire, John A. Miller, R. William Pollock, Richard W. Riley, David A. Wilson

/s/ Robert W. Zentz	As Attorney-in-Fact	August 26, 2005
Robert W. Zentz

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Articles of Amendment and Restatement of the Charter (incorporated by reference from Exhibits to the Registrant’s Registration Statement on Form S-1 (Registration No. 33-69558))

4.2	Amended and Restated By-Laws dated September 27, 1996 (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996)

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.3	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)

99.1	Laureate Education, Inc. 2005 Stock Incentive Plan ((incorporated by reference from Exhibits to the Registrant’s DEF 14A Definitive Proxy Statement filed May 2, 2005)

99.2	Laureate Education, Inc. 2003 Stock Incentive Plan (filed herewith)

99.3	Non-Qualified Employee Stock Option Agreement pursuant to the Laureate Education, Inc. 2003 Stock Incentive Plan (filed herewith)

99.4	Restricted Stock Agreement pursuant to the Laureate Education, Inc. 2003 Stock Incentive Plan (filed herewith)

99.5	Non-Qualified Employee Stock Option Agreement pursuant to the Laureate Education, Inc. 1998 Stock Incentive Plan (filed herewith)

99.6	Restricted Stock Agreement pursuant to the Laureate Education, Inc. 1998 Stock Incentive Plan (filed herewith)